Exhibit 99.1
NEWS
FOR IMMEDIATE RELEASE
Contacts:

Al Scott	Mark Nogal
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Announces Second Quarter 2022 Underwriting Results
Provides Catastrophe Losses, Prior Year Reserve Reestimates, Combined Ratios and
Implemented Auto Rates

NORTHBROOK, Ill., 7/20/2022 – The Allstate Corporation (NYSE: ALL) today announced estimated catastrophe losses for the month of June totaled $356 million or $281 million, after-tax. June catastrophe losses included 10 events, primarily wind and hail in the Midwest, estimated at $315 million, plus unfavorable reserve reestimates for prior period events. Catastrophe losses for the second quarter totaled $1.11 billion, pre-tax.

Inflationary trends continue to adversely impact current and prior report year claim severity and loss reserve estimates. As a result, unfavorable non-catastrophe prior year reserve reestimates totaled $408 million in the second quarter. This included $275 million related to personal auto insurance, primarily from physical damage and bodily injury coverages. In addition, $91 million of additional reserves were recorded for commercial auto insurance, primarily from shared economy business written in states where coverage has been terminated.

Personal auto insurance results in the second quarter reflect persistent increases in loss costs across coverages:
•Increases in physical damage costs are geographically widespread and reflect higher part prices, labor rates and length of claim resolution.
•Increases in injury claim costs reflect more severe auto accidents, increased medical inflation, higher consumption of medical treatment and more claims with attorney representation.
•Claims reported in 2021 but settled in 2022 were subject to the rising vehicle values, parts prices and labor rates experienced during 2022, which contributed to the adverse loss reserve development.

As a result of elevated catastrophe losses and the inflationary impacts on severity, Allstate is also announcing estimated second quarter recorded and underlying combined ratios*:

	Three months ended June 30, 2022
	Combined ratio	Underlying combined ratio*
Property-Liability	107.9	93.4
Allstate Protection - Auto insurance	107.9	102.1
Allstate Protection - Homeowners insurance	106.9	70.3

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* Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

Allstate continues to implement significant insurance rate increases given ongoing inflationary impacts on claim severities. In June, Allstate brand implemented rate increases for auto insurance averaged 10.7% across 8 locations, resulting in total Allstate brand insurance premium impact of 1.1%. Allstate brand rate increases averaging approximately 8.3% across 51 locations have been implemented since the beginning of the fourth quarter 2021. These rate increases are expected to raise annualized written premium by approximately 9.0%, or $2.17 billion. For further information, please visit the implemented auto rate exhibit section posted on allstateinvestors.com.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.
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Definition of Non-GAAP Measure
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measure. Our methods for calculating this measure may differ from those used by other companies and therefore comparability may be limited.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization or impairment of purchased intangibles (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization or impairment of purchased intangibles on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization or impairment of purchased intangibles. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves, which could increase or decrease current year net income. Amortization or impairment of purchased intangibles relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio. Underwriting margin is calculated as 100% minus the combined ratio.

Property-Liability	Three months ended June 30, 2022
Estimated Combined ratio	107.9
Effect of catastrophe losses	(10.2)
Effect of prior year non-catastrophe reserve reestimates	(3.8)
Effect of amortization of purchased intangibles	(0.5)
Estimated Underlying combined ratio*	93.4

Allstate Protection - Auto Insurance	Three months ended June 30, 2022
Estimated Combined ratio	107.9
Effect of catastrophe losses	(1.5)
Effect of prior year non-catastrophe reserve reestimates	(3.8)
Effect of amortization of purchased intangibles	(0.5)
Estimated Underlying combined ratio*	102.1

Allstate Protection - Homeowners Insurance	Three months ended June 30, 2022
Estimated Combined ratio	106.9
Effect of catastrophe losses	(34.3)
Effect of prior year non-catastrophe reserve reestimates	(1.7)
Effect of amortization of purchased intangibles	(0.6)
Estimated Underlying combined ratio*	70.3

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